Exhibit 99.1(a)(14)

News Release

5 December 2006

RINKER REITERATES THAT CEMEX’S OFFER IS FAR TOO LOW

Rinker board unanimously recommends shareholders reject CEMEX’s offer and do nothing

Directors of Rinker Group Limited (“Rinker”) today dismissed the criticism of Rinker’s target’s statement that was released last night by CEMEX S.A.B. de C.V. (“CEMEX”).

Rinker chairman, John Morschel, today said “CEMEX’s criticism is superficial and fails to explain why Rinker shareholders should sell their Rinker shares for such a low price.”

CEMEX continues to focus on the short term outlook for housing, particularly in Florida, and suggests that Rinker’s recent performance has been poor. In reality, earnings increased for the half year ended September 2006 and the earnings guidance we have provided for the March 2007 financial year represents growth over 2006. This growth reflects the benefits of Rinker’s diversified operations.

Rinker’s target’s statement also contains comprehensive information about Rinker’s business, performance and prospects, including both the near term and its strong long term fundamentals.

The independent expert, which is independent of both Rinker and CEMEX, concludes that CEMEX’s offer is neither fair nor reasonable and values Rinker shares at between A$20.581 and A$23.041 per share, including a premium for control.

Mr Morschel said that “CEMEX has failed to rebut our case that Rinker shareholders should reject the CEMEX offer. Importantly, CEMEX did not deny that it can pay a lot more to acquire Rinker’s unique combination of assets that cannot be replicated.”

“Rinker shareholders should not surrender their stake in a company that is generating excellent returns now and has excellent prospects. CEMEX’s bid is opportunistic and far too low” said Mr Morschel.

“The Rinker board strongly recommends that Rinker’s 116,000 shareholders ignore CEMEX’s offer and do nothing.”

Rinker is one of the world’s top 10 construction materials groups, with operations in aggregates, cement, concrete, asphalt and concrete pipe and products. Annual revenue is over US$5.1 billion. Rinker has over 13,000 employees in over 780 sites across the US, Australia and China. Around 80 per cent of group revenue comes from the US.

1              Based on an exchange rate of A$1.00 to US$0.77, which is the rate used by the independent expert

Rinker Group Limited ABN 53 003 433 118
Corporate Affairs and Investor Relations
Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067
PO Box 5697, West Chatswood NSW 1515
Telephone (02) 9412 6680 Facsimile (02) 9412 6611 E-mail investorrelations@rinker.com.au

Important Legal Information

This communication has been made public by Rinker Group Limited (“Rinker”). Investors are urged to read Rinker’s Target’s Statement and Solicitation/Recommendation Statement on Schedule 14D-9 (including each exhibit thereto), which was filed by Rinker with the U.S. Securities and Exchange Commission (the “SEC”) on November 28, 2006, as they contain important information. Copies of the Solicitation/Recommendation Statement (including this Target’s Statement and the other exhibits thereto) are, and other public filings made from time to time by Rinker with the SEC which are related to the offer (the “Offer”) by Cemex Australia PTY Ltd, a wholly-owned subsidiary of Cemex S.A.B. de C.V., will be, available without charge at the SEC’s website at www.sec.gov or at Rinker’s website at www.rinker.com.

This communication contains a number of forward-looking statements based on management’s current views, expectations and beliefs as of the date of this communication. Such statements can be identified by the use of forward-looking language such as “may,” “should, “expect,” “anticipate,” “estimate,” “scheduled,” or “continue” or the negative thereof or comparable terminology. Such forward-looking statements are not guarantees of future results or performance and involve risks, uncertainties and other factors, including: the general economic and business conditions in the United States and Australia; trends and business conditions in the building and construction industries; the timing and amount of federal, state and local funding for infrastructure; competition from other suppliers in the industries in which Rinker operates; changes in Rinker’s strategies and plans regarding its ongoing business strategy, acquisitions, dispositions and business development; Rinker’s ability to efficiently integrate past and future acquisitions; compliance with, and potential changes to, governmental regulations related to the environment, employee safety and welfare and other matters related to Rinker; changes in interest rates, weather and other natural phenomena, energy costs, pension costs; healthcare costs; outcomes of legal hearings such as the Lake Belt challenge and other risks and uncertainties identified in our filings with the Australian Stock Exchange and the SEC. Rinker can give no assurances that actual results would not differ materially from any forward-looking statements contained in this communication, particularly in light of the many risks and uncertainties regarding the Offer. None of Rinker, Rinker’s officers, any persons named in the Target’s Statement with their consent or any person involved in the preparation of the Target’s Statement makes any representation or warranty (express or implied) as to the accuracy of likelihood of fulfilment of any forward-looking statement, or any events or results expressed or implied in any forward-looking statement, except to the extent required law. You are cautioned not to place undue reliance on any forward-looking information.

MEDIA and ANALYSTS: for further information, please contact Debra Stirling on 61 2 9412 6680 or mobile 0419 476 546 (international + 61 419 476 546)

RINKER SHAREHOLDERS: if you have any questions, please call the official Rinker Shareholder Information Line on 1800 285 948 (toll-free in Australia) or +61 2 9207 3855 (outside Australia) which is open Monday to Friday 9.00am and 6.00pm (Sydney time) or 1866 454 3170 (toll-free in the US), which is open Monday to Friday 9.00am to 6.00pm (New York time). Rinker notifies Rinker Shareholders that, as required by the Corporations Act, calls to the Rinker Shareholder Information Line will be tape recorded, indexed and stored.

5 December 2006	RIN 11-06